Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Creative Realities, Inc. on Form S-3 (Nos. 333-239108 and 333-238275), Form S-1 (Nos. 333-225876 and 333-209847) and Form S-8 (Nos. 333-189318, 333-181999, 333-174861, 333-167454, 333-159927, 333-147458 and 333-145795) of our report dated March 12, 2020, on our audit of the consolidated financial statements as of December 31, 2019 and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 9, 2021